Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Reports First Quarter 2019 Results and Stock Price

LAKELAND, Fla., May 1, 2019 - Publix’s sales for the three months ended March 30, 2019 were $9.7 billion, a 4.3 percent increase from $9.3 billion in 2018. Comparable store sales for the three months ended March 30, 2019 increased 1.9 percent. The company estimates the increase in sales for the three months ended March 30, 2019 compared to the three months ended March 31, 2018 was 1.2 percent lower due to the effect of the Easter holiday being in the second quarter in 2019 and in the first quarter in 2018.

Net earnings for the three months ended March 30, 2019 were $981 million, compared to $680.3 million in 2018, an increase of 44.2 percent. Earnings per share for the three months ended March 30, 2019 increased to $1.37 per share, up from $0.93 per share in 2018. Net earnings and earnings per share were impacted by net unrealized gains and losses on equity securities. Excluding the impact of net unrealized gains on equity securities in 2019 and net unrealized losses on equity securities in 2018, net earnings for the three months ended March 30, 2019 would have been $741.7 million, compared to $704.2 million in 2018, an increase of 5.3 percent. Earnings per share would have been $1.04 per share, compared to $0.96 per share in 2018.

The company adopted a new accounting standard in the first quarter of 2019 that changed the accounting for operating leases. The new standard required the company to recognize $2.9 billion of operating lease rights and obligations as assets and liabilities on the balance sheet.

These amounts are based on unaudited financial statements that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.

Effective May 1, 2019, Publix’s stock price increased from $42.85 per share to $44.75 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“I’m proud of our results and pleased with our stock price increase,” said Publix CEO Todd Jones. “I want to thank our associates for delivering premier customer service that makes shopping at Publix a pleasure.”

Non-GAAP Financial Measures
In addition to reporting financial results for the three months ended March 30, 2019 and March 31, 2018 in accordance with U.S. generally accepted accounting principles (GAAP), the company presented net earnings and earnings per share excluding the impact of equity securities being measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings (fair value adjustment). These measures are not in accordance with, or an alternative to, GAAP. The company excludes the impact of the fair value adjustment since it is primarily due to temporary equity market fluctuations that do not reflect the company’s operations. The company believes this information is useful in providing period-to-period comparisons of the results of operations. Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the three months ended March 30, 2019 and March 31, 2018 (amounts are in millions, except per share amounts):

	Three Months Ended
	March 30, 2019	March 31, 2018
Net earnings	$981.0	680.3
Fair value adjustment, due to net unrealized (gain) loss, on equity securities held at end of period	(314.3)	25.8
Net (loss) gain on sale of equity securities previously recognized through fair value adjustment	(6.6)	6.2
Income tax expense (benefit) (1)	81.6	(8.1)
Net earnings excluding impact of fair value adjustment	$741.7	704.2
Weighted average shares outstanding	716.0	734.2
Earnings per share excluding impact of fair value adjustment	$1.04	0.96

(1)	Income tax expense (benefit) is based on the company’s combined federal and state statutory income tax rates.

Publix is privately owned and operated by its more than 200,000 employees, with 2018 sales of $36.1 billion. Currently Publix has 1,215 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina and Virginia. The company has been named one of Fortune’s “100 Best Companies to Work For in America” for 22 consecutive years, and ranked No. 1 on Fortune’s inaugural “Best Big Companies” list. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###